UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2016
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		781-376-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in the Current Report on Form 8-K filed on July 10, 2014, by Skyworks Solutions, Inc. (“Skyworks”), on July 7, 2014, Skyworks, Panasonic Corporation, through its Automotive & Industrial Systems Company (“Panasonic”), Skyworks Panasonic Filter Solutions Japan Co., Ltd. (“FilterCo”), Skyworks Panasonic Filter Solutions Singapore Pte. Ltd., a wholly owned subsidiary of FilterCo (“FilterSub”), Skyworks Luxembourg S.a.r.l., and Panasonic Asia Pacific Pte. Ltd. entered into a stock purchase agreement (the “Agreement”) providing for the formation of a joint venture with respect to the design, manufacture and sale of Panasonic’s SAW and TC SAW filter products (the “Filter Business”). On August 1, 2014, as disclosed in the Current Report on Form 8-K filed on August 7, 2014, Panasonic completed its contribution to FilterCo and FilterSub of certain assets, properties and rights related to the Filter Business and Skyworks completed its acquisition of a 66% interest in FilterCo (the “Initial Acquisition”).

On August 1, 2016, pursuant to the terms of the Agreement, Skyworks paid Panasonic $76.5 million to complete its acquisition of the remaining 34% interest in FilterCo (the “Subsequent Acquisition”). Skyworks funded the Subsequent Acquisition with cash on hand. Upon completion of the Subsequent Acquisition, Skyworks became the holder of 100% of the outstanding interest in FilterCo. Going forward, the Subsequent Acquisition is not expected to impact Skyworks’ consolidated financial statements as FilterCo’s operations have been consolidated with Skyworks’ financial statements since the date of the Initial Acquisition.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 3, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

August 3, 2016	By:	/s/ Donald W. Palette
	Name:	Donald W. Palette
	Title:	Executive Vice President and Chief Financial Officer